PART II - OFFERING CIRCULAR
Dated September ____, 2015

PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

SILC HOLDINGS LLC
1485 International Parkway, Suite 1031
Lake Mary, Florida  32751
(855) 485-9032
www.securedinvestmentlending.com

$50,000,000 in Real Estate Backed Notes

We are offering to sell real estate backed notes, each in the face amount of $25,000, and in the total face amount of $50,000,000.  The principal of each note will bear interest at the annual rate of 9%.  Interest will be paid monthly and Note principal will be repaid at the end of two years.  The notes will not be traded on any market or securities exchange.  The information in this offering circular is the information required by Part I of Form S-1.

Minimum Investment: $25,000

FORM 1-A: TIER 2
FOR SOPHISTICATED INVESTORS ONLY

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

	Price to public	Underwriting discount and commissions (1)	Proceeds to Company	Proceeds to other persons

Per Note	$25,000	(1)	$25,000	$0
Total (2)	$50,000,000	(1)	$50,000,000	$0

This offering will terminate on Sep ____, 2016, unless terminated sooner by us in our discretion regardless of the amount of capital raised (the "Sales Termination Date"). There is no minimum capitalization required of us and therefore no escrow will be established for subscription funds. Subscription funds may be deposited by us directly into our operating account for use as described in this Offering Circular.
________________

(1)  The Notes will be offered on a "best-efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this Offering Circular, no selling agreements have been entered into by us with any broker-dealer firms. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of Notes made by them and compensation may be paid to consultants in connection with the offering of Notes.  Our officers, directors and employees will not receive any commission or any other remuneration for any sales. In offering the Notes on our behalf, officers, directors and employees will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

(2)  The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, finders fees, selling and other costs incurred in the offering of the Notes. See "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION."

(3)  The Notes are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The Notes will only be issued to purchasers who satisfy the requirements set forth in Regulation A.

_____________________________________

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING HIS INVESTMENT.

OFFERING CIRCULAR SUMMARY

The following summary highlights information contained elsewhere in this offering circular. It is not complete and does not contain all of the information that you should consider before investing in our Notes. You should read the entire offering circular carefully, especially the risks of investing in our Notes discussed under “Risk Factors” and our consolidated financial statements and accompanying notes. Any references to “SILC”, “Company”, “we”, “us” or “our” refer to SILC HOLDINGS LLC, a limited liability company formed under the laws of the State of Florida.

Our Business

SILC Holdings LLC (“SILC”) was formed in the state of Florida on May 1, 2014 as the parent company of Secured Investment Lending Corporation, Secured Investment Funding LLC and Secured Trustee Services LLC which have been in operation since October of 2009.

SILC provides short term bridge loans for non-owner-occupied residential properties for investors purchasing distressed and deferred maintenance property for rehabilitation and re-sale. Real estate investors simply fill out a quick application on our website, which we review in less than 24 hours for consideration or denial. SILC then calls the potential borrower to review the investment opportunity along with the borrower’s financial strength and experience investing in real estate. If SILC and the borrower feel this opportunity is worth moving forward with, then SILC orders an after repair value appraisal, survey, inspection report and termite report.

Once SILC approves the funding, the borrower begins work on the real estate investment, which is inspected periodically when draws are needed. Once the borrower has completed all work the property is put up for sale or refinanced into a long term rental loan. At this point the loan principle and all interest is paid back, the mortgage note investor is paid all due to them and they can repurchase another existing mortgage note if desired.

Our Offices

The Company’s registered office and principal place of business is 1485 International Parkway, Suite 1031, Lake Mary, Florida  32746.  Our telephone number is (855) 485-9032.

Our Website

Our Internet address is www.securedinvestmentlending.com. Information contained on our website is not part of this offering circular.

The Offering:

We are offering to sell real estate backed notes, each in the face amount of $25,000, and in the total face amount of $50,000,000.  The principal of each note will bear interest at the annual rate    of 9%.  Interest will be paid monthly and Note principal will be repaid at the end of two years.  The notes will not be traded on any market or securities exchange.  The Notes will be secured by an asset pool of real estate and cash.  The principal of all Notes will not exceed 70% of the value of the asset pool at any given time.

Use of proceeds:

All investment proceeds will be used as capital to fund additional real estate loans in furthering the business operations of the Company.  None of the investment proceeds will be used for other working capital needs and will not be used to pay the business obligations of the Company.

Risk factors:

The purchase of our Notes involves risk. You should carefully review and consider the risk factors set forth below.

Summary Financial Information

The tables and information below are derived from the Company’s audited financial statements for the years ended December 31, 2014, and December 31, 2013.

Balance Sheet Summary

	December 31, 2014	December 31, 2013
	(Audited)	(Audited)

Cash	$949,497	$868,274
Mortgages and Investments for sale	2,594,020	1,665,541
Total assets	4,375,392	2,832,995
Notes payable	2,680,727	1,442,750
Total liabilities	3,932,578	1,965,197
Total stockholders’ equity	442,814	867,798

Statement of Income and Retained Earnings Summary

	Year Ended	Year Ended
	December 31, 2014	December 31, 2013
	(Audited)	(Audited)

Revenues	$2,067,314	$1,342,556
General and administrative expenses	1,953,424	1,305,673
Net Income	113,890	53,343

RISK FACTORS

This offering involves risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this offering circular before deciding whether to invest in the Notes. If any of the following risks actually occur, our business and our financial condition could be harmed. In that case, the Company may have difficulty in repaying the Notes. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect our ability to repay the Notes.

If the Company ceases to function as a viable business, you may not receive payments on your Notes.

The Company is in the business of collecting payments on loans that it has made in the course of its lending operations.  It is those repayments that will be used by the Company to make payments on your Notes.  If the Company ceases to function as a viable business, the collection process on the loans owed to the Company may cease and money may not be available to pay the Notes.

The Notes are real estate backed debt and the value of the real estate securing the debt could decline.

The Notes are secured by an asset pool consisting of lien positions on real property and cash.  The aggregate face value of the Notes secured by the asset pool will never exceed 70% of the total value of the asset pool at the time the security agreements for the applicable Notes are entered into.  In the event there is a decline in the value of the real property the Company has liens against and that are a part of the asset pool, repayment of a portion of the Notes may depend totally on the Company’s ability to make such repayment which it may or may not be able to do.

The success of the Company depends heavily on Ernest C. Aulls III and Nathan H. Trombetti.

To date, the development of the Company has been a result of the dedication of Ernest C. Aulls III and Nathan H. Trombetti and the passion they have for the goals and objectives of the Company.  In the event we lose the services of either or both all of these persons and are unable to replace them with individuals having similar skills and passions for the ideals of the Company, it will limit our chances of collecting our real estate loans and repaying the Notes.

We face risks associated with a reduction in demand for our services.

Demand for our lending services can be volatile and can rise and fall with the economy generally.  In the event our business retracts or our clients are unable to pay their loans to the Company, the Company may in turn be unable to the principal and interest on the Notes.  Investors would then be left to obtain a return of their investment through a liquidation of the real estate pool that secures the Notes.

There is no market for our Notes.

There is no market for our Notes and we do not intend to create a market for out Notes.  As a result, an investor will obtain a return of his or her investment and a return on his or her investment, only if the Company is successful in the paying the Notes’ principal and interest or  in the event of default, the investor is successful in liquidating his or her lien position against the real estate securing the Notes.

Because our Note holders will not have a voting interest in the Company, investors may find that business decisions for the Company are inconsistent with the best interests of Note holders.

The Company is owned by persons other than the Note holders.  Accordingly, these owners will have total control in determining the outcome of all business decisions within the Company.  The interests of the owners of the Company may differ from the interests of the Note holders who will have no voting rights on business matters.  If the interests of the owners differ from the interest of the Note holders, it is not likely that matters involving divergent interests will be decided in favor of the Note holders.

USE OF PROCEEDS

The $50,000,000 in investment proceeds, assuming all of the Notes are sold, will be used as capital to fund additional real estate loans in furthering the business operations of the Company.  The same will be true of all investment proceeds if less than all of the Notes are sold.  None of the investment proceeds will be used for other working capital needs and will not be used to pay the business obligations of the Company.

MARKET FOR OUR NOTES

Market Information

There is no “established trading market” for our Notes. Our Notes are not listed on any exchange or listing service.  Accordingly, an investor will have no liquidity in his or her investment, other than the anticipate repayment of the Note interest and principal.  Since the Notes are a debt instrument and do not constitute equity in the Company, an investor will not share in the profits of the Company.

DILUTION

An investment in the Notes will give the investor the legal obligation of the Company to repay the face amount of the Note in full together with the accrued interest amount.  Accordingly, the investor will incur no dilution with respect to the investment made.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our plan of operation, financial condition and results of operations should be read in conjunction with the Company’s financial statements, and notes thereto, included elsewhere herein.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, those discussed in this offering circular.

SILC Holdings LLC was opened in the state of Florida on May 1, 2014 as the parent company of Secured Investment Lending Corporation, Secured Investment Funding LLC and Secured Trustee Services LLC which have been in operation since October of 2009.

SILC provides short term bridge loans for non-owner-occupied residential properties for investors purchasing distressed and deferred maintenance property for rehabilitation and re-sale. This product features strict lending standards, escrow of all funds necessary for renovation, interest only monthly payments, and meets all state and Federal guidelines for non-owner-occupied lending. Again, SILC’s breadth and depth of experience with all aspects of this type of product, its thorough evaluation process, and prudent lending standards result in an ideal solution for borrower and lender. The large majority of loans are held in Land Trusts, this is a vehicle which allows Secured Investment Lending to be the primary beneficiary and the borrower to be the secondary beneficiary. The trust considers the real estate to be personal property rather than real property.  In turn, if the trust is breached then the secondary beneficiary can be removed by the trustee.

Real estate investors simply fill out a quick application on our website, which we review in less than 24 hours for consideration or denial. SILC then calls the potential borrower to review the investment opportunity along with the borrower’s financial strength and experience investing in real estate. If SILC and the borrower feel this opportunity is worth moving forward with, then SILC orders an after repair value (ARV) appraisal, survey, inspection report (which builds the repair escrow account) and termite report.

Once SILC approves the funding of a real estate opportunity the loan moves towards closing and is funded once all obligations are met and a clean lenders insurance policy has been issued to SILC. The borrower begins work on the real estate investment, which is inspected periodically when draws are needed. The amount of the draw ties to the specific scope of work completed correctly and there are usually less than 3 draws required.

Once the borrower has completed all work the property is put up for sale or refinanced into a long term rental loan. Upon the sale or refinance of the property, the loan principle and all interest is paid back, the mortgage note investor is paid all due to them and they can repurchase another existing mortgage note if desired.

SILC charges 3% of the loan amount paid by borrower at closing and receives the difference between the interest amount paid by borrower and interest paid out to mortgage note investor.

Material changes in financial condition

Assets increased from $2,832,995 at December 31, 2013, the end of the prior fiscal year, to $4,375,392 at December 31, 2014.  The $1,542,397 increase was due generally to an increase in business operations that resulted in, for example, mortgages for sale increasing form $966,750 to $1,924,424.

Results of Operations

Revenues increased from $1,342,556 during the fiscal year ended December 31, 2013, to $2,067,314 during the fiscal year ended December 31, 2014.  The $724,758 increased represented a 54% growth in business during the fiscal year ended December 31, 2014.  The was a corresponding growth of $647,751 or 50% in expenses.  The end result was in increase in net income from $53,343 during the fiscal year ended December 31, 2013, to $113,890 during the fiscal year ended December 31, 2014.

Liquidity and Capital Resources

As of December 31, 2014, we had cash on hand of $949,497.  Even though this is a strong cash position that could sustain our current level of business operations for some time, we desire to raise additional working capital by selling $50,000,000 in Notes in this offering in order to fund additional real estate loans and grow our business in that manner.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS

Company Background

SILC is a Federally-licensed mortgage lender with a servicing endorsement.  SILC Holdings LLC was formed in the state of Florida on May 1, 2014 as the parent company of Secured Investment Lending Corporation, Secured Investment Funding LLC and Secured Trustee Services LLC which have been in operation since October of 2009.

Business Strategy

SILC has created a lending platform that has allowed for consistent growth every year since SILC’s conception in 2009. SILC introduced two equity partners into the business over the last 18 months, to provide the needed business experience to continue to expand the company at rapid pace. These two equity partners both bring significant expertise in real estate development, banking, capital and equity based markets.  SILC’s objectives over the next 12 months are to increase the number of loans being serviced from $17,000,000.00 to $50,000.000.00. Simultaneously with the addition of the equity partners, SILC invested in the necessary staff, security, and software system to service the mortgages under management. Thus, SILC is positioned for the company’s largest annual growth in 2016.

SILC broadened its loan programs to provide not only short term residential renovation loans to real estate investors, but also to provide commercial loans, 5 year rental loans, new construction loans, and a 90 day loan for short term projects. The new loan products allow SILC to be more competitive, in the Hard Money lending market through-out the southeast United States. SILC’s portfolio of loan products provide real estate investors the funding source availability that is lacking in today’s real estate market through traditional banks. Traditional banks either have no interest in funding renovation projects of the is type, or make the funding process too cumbersome, and entirely too slow for investors to purchase properties, that are available with a quick closing, at below market values. SILC will continue its diligent and conservative approach to equity based  lending, and therefore will remain at a maximum 70% LTV of the after repair value (ARV). The loan products provided by SILC, give the borrowers an abundance of lending options, which allows for the successful growth and profitability to their real estate investment business. This variety of loan products provides SILC’s mortgage note investors existing whole loans with variable loan maturity schedules, thus enabling our investors to layer their investments return schedules.

SILC is currently expanding its geographical lending footprint to include not just the major metropolitan markets throughout the state of Florida, but also reaching into the panhandle and the smaller coastal markets throughout the state. SILC is currently setting up the business structure in the greater metropolitan cities in the southeast United States. Indianapolis, Atlanta, Greenville and Nashville are a few of the cities in which SILC is building the necessary structure to provide renovation loans to real estate entrepreneurs.

SILC is working on a three prong marketing approach to expand into these new markets. First, SILC is launching a new internet campaign to drive borrowers to SILC’s website and landing pages, which are set up specifically to bring the borrowers together with SILC. Google ad words along with redirecting will be some of the driving forces behind the internet campaign. Secondly, SILC attend real estate investment club meetings, which are held monthly in cities across the southeast. These meetings are geared towards the specific investors who buy/fix/sell or rent single family properties. There are a large number of attendees looking for funding services at these events, which allows us to provide our information, and build relationships with borrowers for a deal they presently have or one in the future. Thirdly, SILC has been hiring straight commission sales people that drive the borrowers to SILC. SILC will be hiring 4-6 representatives to drive the markets throughout SILC’s lending market.

SILC believes with confidence that the real estate market has been on a solid track of recovery for the last 5 years. SILC also takes the stance that the vast majority of opportunity in the United States can be found in the real estate & finance fields, rather than other investment vehicles. SILC offers a unique and conservative funding option, which allows people to participate in real estate investing that might not have the opportunity to do so without SILC’s lending programs.

During the first five months of 2015, SILC originated 53 loans in the aggregate face amount of $8,313,960.

Competition

In the region we operate our business, there are some competitors that are larger and some that are smaller.  Larger competitors have greater access to capital than we do.  However, we have demonstrated our ability to compete by our continual growth.  We estimate we have approximately 5% of the market share in the area in which we operate.  We are also licensed to service our loans which gives us an additional revenue stream.  To our knowledge, none of our competitors is similarly licensed.

Government Regulation

The Company is subject to federal, state, and local laws generally with regard to business ownership and regulation.  In addition we are licensed with the Florida Department of Financial Regulation for the purpose of servicing our loans.

Related Party Transactions

Robert Trombetti has a loan with the Company for $106,000.00 which SILC services at 12%. It is secured with vacant property with no physical address located at Enterprise Osteen Rd, Enterprise FL 32738.  Robert Trombetti is the father of Nathan H. Trombetti who is the Chief Investment Officer and a director of SILC.

The Company leases office space at 3840 St. Johns Parkway, Sanford, Florida 32771.  The Company entered into a three year lease for the space on May 1, 2014.  The monthly rent is approximately $4,700.00 per month.  The landlord is Thomas B. Ball, III, LLLP which is owned and controlled by Thomas B. Ball, III, who owns 8.75% of the Company.

Approval of Related Party Transactions

Related party transactions are reviewed and approved or denied by the board of directors of the Company.  If the related party to a transactions is a member of the board of directors, the transaction must be approved by a majority of the board that does not include the related party.

Employees

The Company has six full time employees and no part time employees.

Properties

The Company’s headquarters are located at 1485 International Parkway, City of Lake Mary, Seminole County, Florida and consists of 2,553 square feet of office space.  The Company entered into a 39 month lease for the space on November 6, 2014.  The rent is approximately $3,800.00 per month.

The Company also leases office space at 3840 St. Johns Parkway, Sanford, Florida 32771.  The Company entered into a three year lease for the space on May 1, 2014.  The monthly rent is approximately $4,700.00 per month.  The landlord is Thomas B. Ball, III, LLLP which is owned and controlled by Thomas B. Ball, III, who owns 8.75% of the Company.

Legal Proceedings

The Company is not involved in any legal proceedings.

MANAGEMENT

Executive Officers and Directors

The names of our executive officers and directors and the positions currently held by each are as follows:

Name	Age	Position

Ernest C. Aulls III	40	Chief Executive Officer and Director
Nathan H. Trombetti	44	Chief Investment Officer and Director

Ernest C. Aulls III:

Ernest C Aulls III is CEO of SILC. Mr. Aulls brings to SILC more than 15 years of residential real estate experience and more than 12 years of residential financing experience along with his conservative property evaluation principles. Ernest was licensed by the state of Florida in real estate sales in 1999 and as a real estate broker in 2001. In 2001 Mr. Aulls became President of Realnet of Southeast Florida. His role was to expand the company footprint for the corporate parent RealnetUSA into the south Florida. During his tenure, Realnet of Southeast Florida became the flagship office, doing more than 400 real estate investment transactions per year and producing over $3 million in company revenue per year. Simultaneously to opening Realnet of Southeast Florida Mr. Aulls opened and managed the south Florida office for Investors Mortgage Lending which was the private funding source for all investment transactions closed through Realnet of Southeast Florida. Prior to joining RealnetUSA, Ernest was the top performing leasing agent for Tyre & Taylor Commercial Realty in central Florida, and assisted in growing revenues from $200,000 to more than $2 million in two years. Ernest Aulls graduated from the University of Central Florida in 1998.

Nathan H. Trombetti:

Nathan H. Trombetti is the Chief Investment Officer of SILC. With the assistance of Mr. Trombetti's conservative lending practices and rigorous underwriting guidelines, SILC has increased its servicing portfolio every year since inception and expanded from a local mortgage lender in central Florida to a state wide lending institution. He has had tremendous success with the negotiation of the purchase of many single family and commercial mortgage notes for SILC. Mr. Trombetti has 14 years of real estate investment and residential real estate financing experience, and has been a licensed real estate broker in Florida since 2000. Prior to co-founding SILC, Mr. Trombetti was a successful land developer in Florida, during which time he established strong relationships with national builders. These relationships continue to bear fruit for SILC. Mr. Trombetti graduated from the University of Central Florida in 1995.

Director Qualifications

Ernest C Aulls III

Mr. Aulls’ experience in real estate investment transactions and his 12 years of real estate financing experience qualifies him in areas that are central to the business operations of the Company.

Nathan H. Trombetti

Mr. Trombetti has 14 years of real estate investment and residential real estate financing experience, and has been a licensed real estate broker in Florida since 2000, all of which qualifies to serve as a director of the Company.

During the past ten years, none of our directors or executive officers:

1)           the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)           convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)           subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)           found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Director Independence

Neither of our directors serving on our Board of Directors are independent directors. The definition the Company uses to determine whether a director is independent is NASDAQ Rule 4200(a)(15).

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and our Chief Investment Officer for all services rendered to us in all capacities during each of the years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table

Name and Position	Year	Salary($)	All Other Compensation	Total($)

Ernest C Aulls III Chief Executive Officer	2014 2013 2012	$75,000 0 0	0 0 0	$75,000 0 0
Nathan H. Trombetti Chief Investment Officer	2014 2013 2012	$75,000 0 0	0 0 0	$75,000 0 0

Employment Agreements

The Company has employment agreements with each of its executive officers pursuant to which they are salaried at $75,000 annually.

Directors’ Compensation

At present, both of our directors are also our executive officers. They are not compensated in their capacity as directors.  In the event the services of outside directors are ever obtained, the Company will consider making arrangements to compensate the directors for their services to the Company.

PRINCIPAL OWNERS

The following table presents information relating to the ownership of the Company.

Name and Address	Percentage Ownership of the Company

Ernest C Aulls III (1)	41.25%
Nathan H. Trombetti (1)	41.25%
Dwain Brannon (1) (2)	8.75%
Thomas B. Ball III (1) (2)	8.75%
All officers and directors as a group (2 persons)	82.5%

(1)  The address applicable to this Offering Circular for each of the owners is 1485 International Parkway, Suite 1031, Lake Mary, Florida  32746.

(2)  Mr. Brannon and Mr. Ball each have a five year option to purchase an additional 8.75% ownership interest in the Company.

PLAN OF DISTRIBUTION

Our executive officers are selling the Notes being offered by the Company through this offering circular on a best efforts basis.  Our executive officers are not registered as a broker-dealer under the Securities Act of 1934 and are relying on Rule 3a4-1 under the 1934 Act to allow them to sell the Notes as officers of the Company.  We believe they are qualified under this rule because:

•	They are not subject to a statutory disqualification as set forth in section 3(a)(39) of the Securities Exchange Act of 1934;

•	They will not be compensated for their participation in the offering by the payment of commissions or other remuneration based directly or indirectly on the sale of the offering;

•	They have never been and will not be at the time of their participation in the offering an associated person of a broker or dealer;

•	They have never participated before in selling a registered offering for any issuer;

•	They will perform substantial duties for the Company other than in connection with the sale of the Notes; and

•	They will not participate in selling an offering of securities for any issuer more than once every 12 months.

In order to make the necessary sales, the officers plan to directly contact selected individuals and entities with whom they have a prior relationship and whom they believe will have an interest in the offering.  We are therefore offering the Notes on a self-underwritten basis.  There is no minimum number of Notes required to be sold in this offering.

In order to subscribe for Notes, an investor must complete and deliver an executed subscription agreement to us together with payment of the purchase price for the Notes payable to the Company.  We may reject or accept any subscription in whole or in part at our discretion.  We may close the offering without notice to subscribers.  We may immediately use the proceeds obtained from the offering.

Upon our acceptance of a subscription agreement, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of Notes subscribed for.  If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be promptly returned by us to the subscriber.

The Notes may also be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this Offering Circular, no selling agreements have been entered into by us with any broker-dealer firms. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of Notes made by them and compensation may be paid to consultants in connection with the offering of Notes.

EXPENSES OF OFFERING

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Notes, all of which are estimated.

Description of Expense	Amount

Accounting Expense	$15,000
Legal Expense	$25,000
Travel	$10,000
Other Miscellaneous Expense	$5,000
Total	$55,000

DESCRIPTION OF NOTES

Notes

It is the binding legal obligation of the Company to repay the Notes.  In addition, the Notes are secured by the assets in the asset pool.  Each Note bears interest at the rate of 9% per annum which is paid on a monthly basis.  The repayment of the principal of a Note is due two years following the date of the Note.

Asset Pool

The Notes are secured by an asset pool consisting of lien positions on real property and cash.  The aggregate face value of the Notes secured by the asset pool will never exceed 70% of the total value of the asset pool.  For purposes of determining the value of the lien positions that constitute the asset pool, the value of the associated real properties are the value of each property at the time it is  initially placed into the asset pool.  The value of a property may subsequently go up or down.  In the discretion of the Company, a particular property may be reappraised at any given time for purposes of calculating the current value of the asset pool.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, American Fork, Utah. These legal matters include that the Notes, when issued, will be the binding obligation of the Company. Mr. Henrie's address is 486 W. 1360 N., American Fork, Utah  84003.  Mr. Henrie is licensed to practice law in the States of Nevada and Utah.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited financial statements as of December 31, 2014 and December 31, 2013 included in this offering circular have been audited by Mia A. Thomas, P.A., independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Form 1-A under the Securities Act with the Securities and Exchange Commission with respect to the Notes of our Notes offered by this offering circular.  This offering circular was filed as a part of that Form 1-A but does not contain all of the information contained in the Form 1-A and exhibits.  Reference is thus made to the omitted information.  Statements made in this offering circular are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed.  Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference.  You may inspect the Form 1-A, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C.  Copies of all or any part of the Form 1-A may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The  Securities  and  Exchange  Commission  also  maintains  a  web site (http://www.sec.gov)  that  contains this filed Form 1-A. For more information pertaining to our company and the Notes offered in this offering circular, reference is made to the complete Form 1-A.

FINANCIAL STATEMENTS

SILC Holdings, LLC

& Subsidiaries

Secured Investment Lending Corporation
Secured Investment Funding, LLC
Secured Trustee Services, LLC

AUDITED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2014 & 2013

Mia A .Thomas, P.A.
Certified Public Accountant

SILC Holdings, LLC & Subsidiaries
TABLE OF CONTENTS

Page

INDEPENDENT ACCOUNTANT’S AUDITOR’S REPORT	18

FINANCIAL STATEMENTS

BALANCE SHEET	19

STATEMENT OF INCOME AND RETAINED EARNINGS	20

STATEMENT OF CASH FLOWS	21

NOTES TO FINANCIAL STATEMENTS	22 - 26

Mia A. Thomas, P.A.
Certified Public Accountant
1408 E. Robinson Street
Orlando, FL  32801
Phone: 407-440-2825

Independent Auditor’s Report

To the Shareholders
SILC Holdings, LLC & Subsidiaries
Lake Mary, Florida

We have audited the accompanying balance sheets of SILC Holdings, LLC and Subsidiaries, as of December 31, 2014 and 2013, and the related statements of income and retained earnings and cash flows for the years then ended.  These financial statements are the responsibility of the Companies’ management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SILC Holdings, LLC and Subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mia A. Thomas, P.A.

Orlando, Florida
July 7, 2015

SILC HOLDINGS, LLC AND SUBSIDIARIES
BALANCE SHEET

	2014	2013
ASSETS

Cash	$949,497	$868,274
Interest receivable	143,802	139,028
Mortgages for sale	1,924,424	966,750
Investments for sale	669,596	698,791
Other Current Assets	652,224	119,337
Property and Equipment, net	34,699	39,615
Deposits	1,150	1,200

TOTAL ASSETS	$4,375,392	$2,832,995

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities
Accrued interest	$136,165	$85,882
Notes payable	2,680,727	1,442,750
Liabilities	1,115,686	436,565

TOTAL LIABILITIES	3,932,578	1,965,197

Stockholders’ Equity
Capital Stock	200	100
Additional Paid in Capital	164,021	702,995
Retained Earnings	164,703	111,360
Net Income	113,890	53,343

Total Stockholders’ Equity	442,814	867,798

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,375,392	$2,832,995

See Notes to Financial Statements

SILC HOLDINGS, LLC AND SUBSIDIARIES
STATEMENT OF INCOME AND RETAINED EARNINGS

	2014	2013
Revenues	$2,067,314	$1,342,556

General and Administrative Expenses
Interest expense	1,140,691	660,715
Payroll and related expenses	350,642	209,472
General and administrative expenses	100,066	113,607
Mortgage servicing and related expenses	131,332	104,803
Office & related expenses	77,825	65,535
Advertising and marketing	35,262	49,159
Rent expense	54,179	44,520
Travel & related expenses	40,194	36,229
Property expenses	4,471	11,234
Depreciation and amortization	11,886	8,707
Miscellaneous expenses	6,876	1,692

Total general and administrative expenses	1,953,424	1,305,673

Operating profit	113,890	36,883

Other income
Gain on sale of real estate investment	-	16,460

Net Income	113,890	53,343

Retained Earnings, beginning of year	164,703	111,360

Retained Earnings, end of year	$278,593	$164,703

See Notes to Financial Statements

SILC HOLDINGS, LLC AND SUBSIDIARIES
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2014

Cash flows from operating activities:
Net income	$113,890
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation and amortization	11,886
Increase in Interest Receivable	(4,774)
Increase in Mortgages for sale	(957,674)
Decrease in Investments for sale	29,185
Increase in Other Current Assets	(532,887)
Decrease in Deposits	50
Increase in Accrued Interest	50,283
Increase in Notes payable	1,237,977
Increase in Other liabilities	679,121
Net cash provided by operating activities	627,057

Cash flows from investing activities:
Purchase of property, plant and equipment	6,961
Net cash used in investing activities	6,961

Cash flows from financing activities:
Capital contribution from members	185,624
Distributions to members	(724,497)
Net cash from financing activities	(538,873)

Net change in cash and cash equivalents	81,223

Cash at Beginning of Year	868,274

Cash at End of Year	$949,497

Reconciliation of Cash:
CASH - unrestricted	104,045
CASH - escrow	845,452

See Notes to Financial Statements

SILC Holdings, LLC and Subsidiaries

Notes To Financial Statements

Note 1. Nature of Business:

SILC Holdings, LLC (the “Company”) was organized in April 2014, as a Florida limited liability company for the purpose of consolidating the ownership of related subsidiaries. The main subsidiary that accounts for nearly all financial activity was Secured Investment Lending Corporation, which was organized in July 2009, as a Florida corporation and is headquartered in Lake Mary, Florida. The Secured Investment Lending Corporation was formed to provide services to the wholesale real estate property investment community by matching private mortgage investors with buyers of single-family residential real estate in Central Florida.  It facilitates the acquisition process and services the resulting mortgage including interest and escrow items.  Its primary revenue source is from the interest income collected from mortgagors of the loans it services for secured investors.  A related interest expense is recorded for the amount paid to the investor.  Its secondary revenue source is from fees generated from property closings.  The financial statements are prepared on the accrual basis of accounting; therefore, revenue is recognized when earned and expenses are recognized when incurred.

Two other subsidiaries had minor financial transactions, but significant legal roles. Secured Investment Funding, LLC was organized in September 2011, as a Florida limited liability company for the purpose of being the lender of record for the short term loans. Its financial transactions consisted of bank service expenses.

The remaining subsidiary is Secured Trustee Services, LLC and was organized in June 2012, as a Florida limited liability company for the purpose of being trustee for the investor and mortgagor. During 2014 it received fees relating to the services it provided as well as expenses relating to the professional fees necessary to operate the company.

The three subsidiaries work in concert to provide lending, mortgage servicing and trustee services. The private mortgage investors and the buyers jointly hold title to the property in a Land Trust through Secured Trustee Services, LLC.  The private mortgage investor is the primary beneficiary of the Land Trust and controls the Land Trust if the buyer does not perform as agreed.  The buyer is the secondary beneficiary of the Land Trust and is required to put a minimum of $7,500 into the purchase, and the value of the loan cannot exceed 65% of value of the property after rehabilitation.  The property is owned by the Land Trust and the mortgage is held by the private mortgage investors; accordingly the land and the mortgage are not recorded on the books of any company.

The financing is a bridge loan for entrepreneurial real estate investors.  In general, the mortgage term is interest only for one year. The Company is servicing several 30-year mortgages. The Company services the loan and collects the monthly mortgage payments from the borrowers and remits the monthly interest payment to the private mortgage investor.  The Company records all related interest incomes and expenses at the gross amounts received and paid, respectively.

Secured Investment Lending Corporation maintains and manages the escrow accounts, which include insurance, and rehabilitation costs.  The escrow accounts are held in an escrow checking account.  Rehabilitation costs are disbursed by upon inspection of the rehabilitation work by a licensed real estate inspector.

SILC Holdings, LLC and Subsidiaries

Notes To Financial Statements

Note 1. Nature of Business - continued:

The subsidiaries operated as individual entities, but had common ownership. In May 2014, the owners exchanged their ownership in the subsidiaries for the same ownership in the newly formed parent company, SILC Holdings, LLC. Simultaneously with that transaction, a new member was admitted to SILC Holdings, LLC.

Note 2.  Summary of Significant Accounting Policies:

Use of Estimates and Retroactive Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

The statements have been generated under GAAP retroactive rules where consolidated reporting was prepared as if the parent company was in place from the beginning of the periods being reported.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Furniture and Equipment

Furniture and equipment are carried at cost and depreciated over the asset’s useful life (5 – 7 years). Additions are capitalized, whereas costs of maintenance, repairs, and minor replacements are charged to expense as incurred.

Mortgages Held for Sale

Mortgages held for sale consist of real estate mortgages held and maintained by the Secured Investment Lending Corporation for potential private mortgage investors.

Real Estate Held for Sale

Real estate held for sale consists of residential properties contributed by the original shareholders and are stated at the fair market value on the date of contributions in 2011. The cost of additions and improvements which extend the life or value of property is capitalized.  Property taxes and insurance are capitalized and added to the cost of the related property.  Repair and maintenance costs which do not improve or extend the lives of the respective assets are charged to expense as incurred.

SILC Holdings, LLC and Subsidiaries

Notes To Financial Statements

Note 2.  Summary of Significant Accounting Policies - continued:

Advertising

The Company’s policy is to expend advertising costs when the expenditures are incurred.  Advertising expense totaled approximately $35,262 for the year ended December 31, 2014.

Escrows Payable

Secured Investment Lending Corporation manages escrow funds that are restricted for payment of escrow liabilities.

Income Taxes

The SILC Holdings, LLC, Subsidiaries - Secured Investment Funding, LLC and Secured Trustee Services, LLC elected to be taxed as partnerships for federal income tax purposes.  Secured Investment Lending Corporation elected to be taxed as a S-Corporation for federal income tax purposes. As partnerships and a S-Corporation, the Companies’ income or loss is eventually passed through to the partners and shareholders for inclusion in their separate income tax returns.  When applicable, interest and penalties will be reflected as a component of income tax expense.

The Companies’ federal and state income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

No interest or penalties related to federal or state income taxes have been recognized in the balance sheet or the statements of income.  The 2010 through 2014 tax periods remain open to examination under federal and state statutes.

Subsequent Events

The Company has evaluated subsequent events through July 7, 2015, the date which the financial statements were available to be issued.

SILC Holdings, LLC and Subsidiaries

Notes To Financial Statements

Note 3.  Restricted Cash:

Operating escrow funds are maintained by the Secured Investment Lending Corporation for property insurance and are released when insurance is due.

Capital escrow funds represent funds restricted for rehabilitation work on properties underlying the mortgages. The funds are released after inspection by certified engineers on a percentage-of-completion basis. At December 31, 2014, Secured Investment Lending Corporation had outstanding commitments for rehabilitation work of approximately $845,357 which is recorded to escrow payable on the balance sheet. All unused balances are subject to refund to the borrower.

Note 4.  Line of Credit:

Secured Investment Lending Corporation has a revolving line of credit of $1,896,052 that is unsecured with several investors of the Company. Amounts borrowed under their agreement bear interest between 10.50% and 12%. Interest paid on the line of credit was approximately $204,171 for the year ended December 31, 2014.

Note 5.  Equity:

The initial shareholders’ equity was a contribution of property which was valued on the date of the transfer at its estimated fair market value of $274,415. Subsequently, the property was replaced with another property valued at $703,828 at the date of transfer.  On April 30, 2014, the shareholders encumbered the property for $400,000, and reduced the value of their equity. On April 30, 2014, Secured Investment Lending Corporation declared a dividend to the original shareholders for $46,057, which was the book value of the company on that date. On May 1, 2014, a new shareholder was admitted for a contribution of $150,000.

NOTE 6.  LEASES:

On November 6, 2014, the Company relocated its headquarters to a new location in Lake Mary, Florida. The new office space consists of 2,550 square feet of class A space, and is a full service lease for 39 months with one 36 months option.  Future lease commitments are as follows:

2015                                                      $37,231
2016                                                      $45,209
2017                                                      $45,847
2018                                                      $ 7,659

On May 1, 2014, the Secured Investment Lending Corporation executed an office lease with a related party for the space it had been occupying since 2011. Prior to this signed lease, it was paying month to month lease payments. The new lease signed on May 1, 2014 was for 36 months ending April 30, 2017. Secured Investment Lending Corporation immediately leased half of the space to a related party on a month to month basis, and will subleased leased the other half of the space to a nonrelated third party beginning April 1, 2015, with a coterminous ending date.

SILC Holdings, LLC and Subsidiaries

Notes To Financial Statements

Note 7.  Related Party Transactions:

A Company wholly owned by one of the Company's owners was paid marketing fees of approximately $5,500 during the year ended December 31, 2013, and $3,000 during the year ended December 31, 2014.

At December 31, 2013, there was $75,809 due from related parties, and $377,568 on December 31, 2014.

Note 8.  Commitments and Contingencies:

Commitments

The Company and its subsidiaries have the ongoing obligation to provide the customary mortgage servicing duties to the private mortgage investors and buyers over the life of the mortgage (usually 1 year or less).

Secured Investment Lending Corporation leases office space from one of its investors on an informal month-to-month arrangement with $4,452 due monthly. Rent expense paid for the year amounted to $44,520 and $54,179 for 2013 and 2014, respectively.

Concentrations of Credit Risk

The Company's cash and cash equivalents are maintained in national financial institutions. The Company has exposure to credit risk to the extent that its cash and cash equivalents exceed amounts covered by federal deposit insurance. At December 31, 2014, all cash was insured.

Geographic Concentration and Market Risk

The Company conducts business primarily in the Central Florida area and could therefore be materially affected by economic fluctuations in that geographic area as well as changes in availability of investment funds and prevailing interest rates.

PART III – EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Articles of Organization
2.2	Operating Agreement
3.1	Form of Secured Note
4.1	Subscription Agreement
11.1	Consent of Auditor
11.2	Consent of Counsel
12.1	Opinion Regarding Legality

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on September 29, 2015.

 (Exact name of issuer as specified in its charter): SILC HOLDINGS LLC

By (Signature and Title):

/s/ Ernest C. Aulls III

Ernest C. Aulls III

Chief Executive Officer (Principal Executive Officer).

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature):

/s/ Ernest C. Aulls III

Ernest C. Aulls III

(Title): Chief Executive Officer and Director

(Date):

September 29, 2015

(Signature):

/s/ Nathan H. Trombetti

Nathan H. Trombetti

(Title): Chief Investment Officer, Chief Financial Officer and Director

(Date):

September 29, 2015